Exhibit 10.7

                                LOGIC WORKS, INC.
                         University Square at Princeton
                                111 Campus Drive
                           Princeton, New Jersey 08540

                                 March 12, 1998



Gregory A. Peters
c/o Logic Works, Inc.
University Square at Princeton
111 Campus Drive
Princeton, New Jersey 08540

Dear Mr. Peters:

            We are pleased to inform you that the Board of Directors has recently authorized a special severance benefit package for you and other key executives of the Company. Your severance benefits as described below will become payable in the event your employment terminates under certain circumstances described below. This Agreement clarifies and confirms the current severance obligations of the Company set forth in the employment letter to you dated July 3, 1996 (the "Letter Agreement") and sets forth certain additional severance benefits in Section 5.

            1. Severance Payments. Upon your involuntary discharge or dismissal (for reasons other than Misconduct), you will receive severance payments in an aggregate amount equal to one-half the annual base salary in effect for you at the time of such termination. Additionally, if such termination is an Involuntary Termination in connection with or within eighteen (18) months following a Change in Control, you will receive additional severance payments in an aggregate amount equal to one-half of your annual base salary in effect for you at the time of your termination (or the base salary in effect prior to a reduction which triggered the Involuntary Termination under Section 4(b)(ii)(B) of this letter agreement).

            Your severance payments will be paid monthly over the six (6)-month period following the effective date of any termination described above and will be subject to the Company's collection of applicable Federal and state income and employment withholding taxes.

            2. Health Care Coverage. If you become entitled to severance payments under Paragraph 1, the Company will, at its expense, provide you and your eligible dependents with continued health care coverage under the Company's medical/dental plan until the earlier of (i) the first date that you are covered under another employer's health benefit program which provides substantially the same level of benefits without exclusion for pre-existing medical conditions or
(ii) the end of the severance payment period under Paragraph 1. Any further coverage to which you or your dependents may be entitled during the remainder (if any) of your COBRA coverage period under Internal Revenue Code Section 4980B will be at your sole expense.

            3. Limitation on Benefits. In the event your employment terminates by reason of your death or disability or in the event of your termination for Misconduct, you will not be entitled to receive any severance benefits under this letter agreement.


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            4. Definitions. For purposes of this letter agreement, the following definitions will be in effect:

                  a. Change in Control means any of the following transactions effecting a change in ownership or control of the Company:

                        (1) a merger or consolidation in which securities possessing more than fifty percent (50%) of the total combined voting power of the Company's outstanding securities are transferred to a person or persons different from the persons holding those securities immediately prior to such transaction, or

                        (2) the sale, transfer or other disposition of all or substantially all of the Company's assets in complete liquidation or dissolution of the Company, or

                        (3) the acquisition, directly or indirectly, by any person or related group of persons (other than the Company or a person that directly or indirectly controls, is controlled by, or is under common control with, the Company) of beneficial ownership (within the meaning of Rule 13d-3 of the Securities Exchange Act of 1934, as amended) of securities possessing more than fifty percent (50%) of the total combined voting power of the Company's outstanding securities pursuant to a tender or exchange offer made directly to the Company's stockholders, or

                        (4) a change in the composition of the Board over a period of thirty-six (36) consecutive months or less such that a majority of the Board members ceases by reason of one or more contested elections for Board membership, to be comprised of individuals who either (A) have been Board members continuously since the beginning of such period or (B) have been elected or nominated for election as Board members during such period by at least a majority of the Board members described in clause (A) who were still in office at the time such election or nomination was approved by the Board.

                  b. Involuntary Termination means the termination of your employment with the Company:

                        (1) involuntarily upon your discharge or dismissal (for reasons other than Misconduct), or

                        (2) voluntarily upon your resignation following (A) a change in your position with the Company which materially reduces your duties or level of responsibility, (B) a reduction in your level of compensation (including base salary, fringe benefits and participation in corporate-performance based bonus or incentive programs) or (C) a change in your place of employment which is more than fifty (50) miles from your place of employment prior to the Change in Control, provided and only if such change or reduction is effected without your written concurrence.

            In no event shall an Involuntary Termination be deemed to occur should your employment terminate by reason of your death or disability.

                  c. Misconduct means the commission of any act of fraud, embezzlement or dishonesty by you, any unauthorized use or disclosure by you of confidential information or trade secrets of the Company, or any other intentional misconduct by you adversely affecting the business or affairs of the Company in a material manner. The foregoing definition shall not be deemed to be inclusive of all the acts or omissions which the Company may consider as grounds for the dismissal or discharge of you or any other individual in the service of the Company.


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            5. Tax Gross-Up.

                  a. Tax Gross-Up. Should one or more benefits which become payable to you under the Letter Agreement (as clarified by Section 1 of this Agreement) or with respect to your outstanding options under the Company's 1995 Stock Option/Stock Issuance Plan be deemed, by reason of the acquisition of the Company by PLATINUM technology, inc. ("PLATINUM") pursuant to the Agreement Plan of Merger by and among PLATINUM, PT Acquisition Corporation II, a Delaware corporation and a wholly-owned subsidiary of PLATINUM, and the Company, dated March 14, 1998, to constitute an excess parachute payment under Section 280(G) of the Internal Revenue Code, then the Company shall provide you with a full tax gross-up with respect to your parachute tax liability under Section 4999 of the Internal Revenue Code. The amount of such tax gross-up shall be determined pursuant to the following formula:

                        X  =  Y / 1 - (A + B + C), where

                        X is the total dollar payment (the "Tax Gross-Up") required to be paid under this Agreement,

                        Y is the total excise tax (the "Parachute Tax") imposed on you pursuant to Internal Revenue Code Section 4999 (or any successor provision) with respect to the excess parachute payment,

                        A is the excise tax rate in effect under Internal Revenue Code Section 4999 for such excess parachute payment,

                        B is the highest combined marginal federal income and applicable state income tax rate in effect for you, after taking into account the deductibility of state income taxes against federal income taxes to the extent allowable, for the calendar year in which the Tax Gross-Up is paid, and

                        C is the applicable Hospital Insurance (Medicare) Tax Rate in effect for you for the calendar year in which the Tax Gross-Up is paid.

                  b. Initial Payment. Within ninety (90) days after each determination is made by your tax advisor that you have received a parachute payment for which you are liable for a Parachute Tax, you shall identify the nature of such parachute payment to the Company and submit to the Company the calculation of the Parachute Tax attributable to that payment and the Tax Gross-Up to which you are entitled with respect to such tax liability. The Company shall pay such Tax Gross-Up to you (net of all applicable withholding taxes, including any taxes required to be withheld under Internal Revenue Code
Section 4999) within ten (10) business days after your submission of the calculation of such Parachute Tax and the resulting Tax Gross-Up, provided such calculations represent a reasonable interpretation of the applicable law and regulations.

                  c. Final IRS Determination. In the event that your actual Parachute Tax liability is determined by a Final IRS Determination to be greater than the Parachute Tax liability taken into account for purposes of the Tax-Gross-Up paid to you pursuant to this Section, then within ninety (90) days following the Final IRS Determination, you shall submit to the Company a new Parachute Tax calculation based upon the Final IRS Determination. Within ten
(10) business days after receipt of such calculation, the Company shall pay to you the additional Tax Gross-Up attributable to such excess Parachute Tax liability.


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                  d. Refund. In the event that your actual Parachute Tax
liability is determined by a Final IRS Determination to be less than the Parachute Tax liability taken into account for purposes of the Tax Gross-Up paid to you pursuant to this Section, then you shall refund to the Company, promptly upon receipt, any federal or state tax refund attributable to the Parachute Tax overpayment.

                  e. Definition. For purposes of this Section, a Final IRS Determination means an audit adjustment by the Internal Revenue Service that is either agreed to by you or your estate or an adjustment that is sustained by a court of competent jurisdiction in a decision with which you concur or with respect to which the period within which an appeal may be filed has lapsed without a notice of appeal being filed.

            6. General Creditor Status. The payments and benefits to which you become entitled hereunder will be paid, when due, from the general assets of the Company, and no trust fund, escrow arrangement or other segregated account will be established as a funding vehicle for such payment. Accordingly, your right (or the right of the personal representatives or beneficiaries of your estate) to receive any payments or benefits hereunder will at all times be that of a general creditor of the Company and will have no priority over the claims of other general creditors.

            7. Death. Should you die before receipt of one or more severance payments to which you become entitled under this letter, then those payment or payments will be made to the executors or administrators of your estate.

            8. Miscellaneous. This letter agreement will be binding upon the Company, its successors and assigns (including, without limitation, the surviving entity in any Change in Control) and is to be construed and interpreted under the laws of the State of New Jersey. This letter agreement supersedes all prior agreements between you and the Company relating to the subject of severance benefits payable upon your termination of employment.

            9. At Will Employment. Nothing in this letter agreement is intended to provide you with any right to continue in the employ of the Company for any period of specific duration or interfere with or otherwise restrict in any way your rights or the rights of the Company, which rights are hereby expressly reserved by each party, to terminate your employment at any time for any reason whatsoever, with or without cause.

            We hope that you find the new severance benefit program to be an important addition to your total compensation package which will provide you with certain financial assurances in the event your employment were to terminate under the circumstances indicated in this letter agreement.


                                    LOGIC WORKS, INC.


                                    BY: /s/ Benjamin C. Cohen
                                    ---------------------------------
                                    TITLE: Chairman of the Board of Directors
                                    ---------------------------------




                                    /s/ Gregory A. Peters
                                    ---------------------------
                                    Gregory A. Peters


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